EXHIBIT 99.2

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3008

Domino’s Pizza Provides Third Quarter Business Update

Announces Insurance Charge and Robust Sales and Store Growth

ANN ARBOR, Michigan, September 28, 2015: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today provided certain information regarding its third quarter, which ended on September 6, 2015. Financial results for the third quarter are expected to be fully reported on October 8, 2015.

Insurance Charge

The Company has retention programs for workers’ compensation, general liability and owned and non-owned automobile liabilities for its corporate stores, offices and supply chain centers. Insurance reserves relating to these retention programs are based on independent actuarial estimates.

While the Company’s claims activity in these areas has been fairly consistent over the past several years, a more recent increase in the frequency and severity of claims has resulted in an independent actuarial determination that will require the Company to record an estimated pre-tax expense of approximately $5.7 million in the third quarter of 2015. This will result in an estimated six-cent decrease in the third quarter 2015 diluted earnings per share. The Company will continue to focus on its safety efforts for all of its team members.

Top Line Growth Drivers

The Company announced strong same store sales and store growth for the third quarter of 2015, which ended on September 6, 2015.

Third quarter 2015
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+ 11.5%
Domestic franchise stores	+ 10.4%

Domestic stores	+ 10.5%

International stores (excluding foreign currency impact)	+ 7.7%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at June 14, 2015	376	4,722	5,098	6,827	11,925
Openings	1	23	24	201	225
Closings	—	(10)	(10)	(21)	(31)

Store count at September 6, 2015	377	4,735	5,112	7,007	12,119

Third quarter 2015 net change	1	13	14	180	194

Trailing four quarters net change	1	95	96	742	838

More…

DPZ Business Update, Page Two

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 12,100 stores in over 80 international markets. Domino’s had global retail sales of over $8.9 billion in 2014, comprised of more than $4.1 billion in the U.S. and nearly $4.8 billion internationally. In the third quarter of 2015, Domino’s had global retail sales of over $2.1 billion, comprised of over $1.0 billion in the U.S. and over $1.1 billion internationally. Its system is comprised of independent franchise owners who accounted for nearly 97% of Domino’s stores as of the third quarter of 2015. Emphasis on technology innovation helped Domino’s generate approximately 50% of U.S. sales from digital channels at the end of 2014, and reach an estimated run rate of $4.0 billion annually in global digital sales. Domino’s features an ordering app lineup that covers nearly 95% of the U.S. smartphone market and has recently introduced several innovative ordering platforms, including Ford SYNC®, Samsung Smart TV® and Pebble Watch, as well as Twitter and text message using a pizza emoji. In June 2014, Domino’s debuted voice ordering for its iPhone® and Android™ apps, a true technology first within traditional and e-commerce retail.

Order – www.dominos.com

Mobile – http://mobile.dominos.com

Digital Info – anyware.dominos.com

Company Info – biz.dominos.com

Twitter – http://twitter.com/dominos

Facebook – http://www.facebook.com/dominos

YouTube – http://www.youtube.com/dominos

More…

DPZ Business Update, Page Three

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness as well as our ability to complete the proposed refinancing on the terms described or at all; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product, digital ordering and concept developments by us, and other food-industry competitors; the ongoing level of profitability of our franchisees; and our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in foreign currency exchange rates; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. These forward-looking statements speak only as of the date of this press release, and you should not rely on such statements as representing the views of the Company as of any subsequent date. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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